Exhibit 99.1

NewLink

GENETICS

Today's Discoveries . . . Tomorrow's Medicines

Contact:
Gordon Link
Chief Financial Officer
515-598-2925
glink@linkp.com

FOR IMMEDIATE RELEASE

NewLink Genetics Presents Preclinical Data on NLG919, a New Drug Candidate from a Novel Class of IDO Pathway Inhibitors for the Treatment of Cancer
Ames, IA - April 4, 2013 -- NewLink Genetics Corporation (NASDAQ: NLNK) is a biopharmaceutical company focused on discovering, developing and commercializing cancer therapeutics. The company today announced that preclinical data on one of its IDO pathway inhibitors, NLG919, will be presented at the 2013 Annual Meeting of the American Association for Cancer Research (AACR) to be held April 6-10 in Washington, DC. The poster presentation will describe the benefits of targeting the IDO pathway with small molecule immunomodulatory drugs for the treatment of cancer. NLG919 is in development as a potent IDO pathway inhibitor with desirable pharmacological properties.

Poster presentation:

•
(Poster #491): Sunday, April 7, 2013, 1:00 -5:00 PM, “NLG919, a novel indoleamine-2,3-dioxygenase (IDO)-pathway inhibitor drug candidate for cancer therapy”, M. Mautino, Immunology 2: Vaccines, Immune Modulatory Agents, and Environment, Hall A-C, Poster Section 22, in The Washington Convention Center.

About inhibition of the IDO pathway
IDO pathway inhibitors are another class of immune check point inhibitors akin to the recently developed antibodies targeting CTLA-4 and PD-1 which represent a potential breakthrough approach to cancer therapy. The IDO pathway regulates immune response by suppressing T-cell function and enabling local tumor immune escape. Recent studies have demonstrated that the IDO pathway is active in many cancers, both within tumor cells as a direct defense against T-cell attack, and also within antigen presenting cells in tumor draining lymph nodes whereby this pathway promotes peripheral tolerance to tumor associated antigens (TAAs). When hijacked by developing cancers in this manner, the IDO pathway may facilitate the survival, growth, invasion and metastasis of malignant cells expressing TAAs that might otherwise be recognized and attacked by the immune system. NewLink has a number of active programs directed at synthesizing IDO pathway inhibitors. These small-molecule, anti-tolerogenic product candidates are intended to counteract this key mechanism by which tumors evade immune-mediated destruction.
About NewLink Genetics Corporation
NewLink Genetics Corporation is a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutic products to improve treatment options for cancer patients. NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. NewLink's lead product candidate, algenpantucel-L (HyperAcute® Pancreas) is being studied in a Phase 3 clinical trial in surgically resected pancreatic cancer patients (under a Special Protocol Assessment with the U.S. FDA) as well as in a separate study in locally advanced pancreatic cancer patients. NewLink has recently launched an adaptive design Phase 2B/3 clinical trial of tergenpumatucel-L (HyperAcute® Lung) in patients with non-small cell lung cancer. NewLink is developing indoximod, a small molecule, orally bioavailable product candidate from NewLink's proprietary indoleamine-(2,3)-dioxygenase, or IDO, pathway inhibitor technology. NewLink is studying indoximod in various chemotherapy and immunotherapy combination studies independently and in collaboration with the National Cancer Institute. For more information please visit http://www.linkp.com. Patient information is available at http://www.pancreaticcancer-clinicaltrials.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate”, "believe”, "estimate”, "expect”, "intend”, "may”, "plan”, "target”, "potential”, "will”, "could”, "should”, "seek”, or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the prospects of algenpantucel-L, indoximod and our other HyperAcute product candidates and related clinical trials. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including risks relating to: the initiation of clinical trials and the completion of enrollment; adverse general economic and industry conditions; and those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2012, Form S-3 Registration Statement filed December 28, 2012 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.